UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2008

CARDINAL ETHANOL, LLC
 (Exact name of registrant as specified in its charter)

Indiana	000-53036	20-2327916
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 OMCO Square, Suite 201, Winchester, IN	47394
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 584-2209

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 21, 2008 Cardinal Ethanol, LLC (“Cardinal”) entered into a private sidetrack agreement (the “Agreement”) with CSX Transportation, Inc. (“CSX”). The purpose of the Agreement is to detail the provisions of the construction, maintenance and use of private sidetrack rail from our proposed ethanol plant to the main rail line owned by CSX.

CSX will construct, own and maintain the portion of the sidetrack rail connected to the main rail line and Cardinal will construct, own and maintain the remainder of the sidetrack, which is anticipated to be connected to the ethanol plant. Cardinal will advance $1,097,450 to CSX to be applied to the portion of the sidetrack which CSX will construct. This advance to CSX, along with up to $1,000,000 of the costs and expenses that Cardinal incurs for construction of its portion of the sidetrack, will be subject to a refund by CSX based on qualifying railcar outbound shipments.

CSX shall operate the sidetrack in the delivery, placement and removal of railcars consigned to or ordered by Cardinal. CSX may use the sidetrack for its own purposes, so long as such use does not materially affect the use of the sidetrack for rail service to the ethanol plant. Cardinal may not permit the use of the sidetrack by or for the account of third parties without written consent from CSX.

The Agreement shall continue until terminated by Cardinal or CSX. The Agreement can only be terminated for one of the causes listed in the Agreement until five years after the sidetrack is approved for service. After this date, the Agreement may be terminated by either party upon 30 days notice.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 19, 2008, Jeremey Herlyn resigned from the board of directors of Cardinal.

Item 7.01 Regulation FD Disclosure.

Cardinal has hired Jeremey Herlyn to serve as the plant manager. Since December 1999, Mr. Herlyn has been the plant manager for Land O’Lakes Purina Feed, LLC in Richmond, Indiana, where he has been employed since June 1994. He received a bachelor’s of science in agricultural engineering from South Dakota State University in 1994. We expect that Mr. Herlyn will begin his employment with Cardinal on June 9, 2008.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Private Sidetrack Agreement dated May 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ETHANOL, LLC
Date: May 23, 2008	/s/ Techia Brewer

Techia Brewer, Principal Financial Officer and CFO